Exhibit 99.1

Marina Biotech Monetizes UNA Intellectual Property Estate through Agreement with Arcturus Therapeutics

CAMBRIDGE, MA, August 14, 2013 – Marina Biotech, Inc. (OTC Pink: MRNA):

•	Assigns Unlocked Nucleobase Analog (UNA) patents to Arcturus but retains non-exclusive rights

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Announces the issuance and allowance of several patents which represent significant advances in the delivery of nucleic acid-based therapeutics including: amino acid containing liposomal formulations, delivery of messenger RNA compounds, and subcutaneous administration

•	Provides update on financial situation and relocation to Cambridge, MA

Marina Biotech, Inc. (OTC Pink: MRNA), a leading nucleic acid-based drug discovery and development company, today announced that the Company has assigned its Unlocked Nucleobase Analog (UNA) technology to Arcturus Therapeutics, Inc.  Under terms of the Agreement, Marina Biotech will retain a non-exclusive license to the technology which will permit it to continue to provide the broadest nucleic acid drug discovery capability in the industry.  Financial terms of the agreement were not disclosed.

“We are pleased to enter into this agreement with Arcturus,” stated J. Michael French, President and Chief Executive Officer of Marina Biotech. “The execution of this Agreement provides Marina with non-dilutive capital and allows us to continue to utilize this important technology in our broad nucleic acid-based drug discovery platform.  This deal continues to validate the importance and value of our comprehensive intellectual property portfolio.  Since February 2009, we have been successful in monetizing this portfolio by bringing in over $17 MM in non-dilutive capital.  Since we retain non-exclusive rights to the UNA technology, we have maintained the ability to utilize our intellectual property estate to protect novel single and double-stranded, nucleic acid-based compounds for our own internal programs as well as the programs of potential partners.  I fully expect to continue leveraging our technologies as we pursue drug discovery collaborations with pharma partners.”

In addition, Marina Biotech announced that the U.S. Patent and Trademark Office (USPTO) has issued two patents and allowed the claims of another which cover significant advances in the Company’s technology for the delivery of nucleic acid-based therapeutics.  First, the USPTO has issued United States Patent 8,501,824.  The US '824 patent expands protection to the Company’s Histidine-containing Di-alkylated Amino Acid (DiLA2) liposomal delivery technology.  The claims of this patent broadly cover the composition of matter and uses of new His-DiLA2 molecules for delivery of nucleic acid-based therapeutics to control gene expression.  The His-DiLA2 molecules utilize a Histidine component to enhance transfection efficiency as well as endosomal escape.  The versatility of the DiLA2 platform provides for a rapid and scientifically robust process for improving the delivery characteristics of novel formulations to meet specific requirements for a particular therapeutic application, i.e., administration via systemic or local delivery.  The Company’s preclinical effort in bladder cancer utilizes the DiLA2 delivery technology.

The USPTO has issued United States Patent 8,299,236 and the European Patent Office (EPO) recently mailed an Intention to Grant in EP 09169659.1.  The US ‘236 patent and EP ‘659.1 patent application expands protection to the Company’s delivery-enhancing peptide technology to include protection for compositions comprising delivery-enhancing polypeptides and nucleic acids, including double-stranded RNA (dsRNA).  These compositions are active in RNA interference (RNAi) and have been shown to exhibit surprisingly robust delivery of nucleic acid to cells and correspondingly enhanced knockdown of target mRNA levels, as compared to previously-described peptide-based nucleic acid delivery technologies.  In addition, the Chinese Patent Office (CPO) has issued CN Patent 101331231, which provides further protection to the Company’s nucleic acid delivery technologies by granting claims to dsRNA-peptide condensate particles, which exhibit great potential as effective delivery modalities for a wide variety of nucleic acid-based therapeutics, including therapies employing RNAi.  The Company’s peptide-based nucleic acid delivery technologies provide a basis for the advancement of both novel oligonucleotide compositions, such as siRNA and microRNA, and longer sequence messenger RNA; as well as varied routes of administration for nucleic acid-based therapeutics such as subcutaneous injection.

Finally, the USPTO has allowed the claims in United States Patent Application No. 13/291,650.  The US '650 patent application extends protection of Marina Biotech’s SMARTICLES® technology for the delivery of nucleic acid-based therapeutics to the Company’s Conjugated Amphoteric-Amphiphilic liposomal delivery technology.  The allowed claims broadly cover the composition of matter and uses of novel Conjugated Amphoteric-Amphiphilic systems for delivery of nucleic acid-based therapeutics to control gene expression.  The Conjugated Amphoteric-Amphiphilic platform encompasses a tunable isoelectric point to provide delivery formulations with both enhanced cellular permeability as well as pH-dependent endosomal release of nucleic acid cargoes.  The SMARTICLES technology is being used by licensee Mirna Therapeutics for MRX34 which is currently in a Phase 1 clinical study.  The Phase 1 trial is being conducted in patients with unresectable primary liver cancer or metastatic cancer with liver involvement.  MRX34 is the first miRNA to advance into human clinical trials for cancer.  The SMARTICLES technology is also being used by licensee ProNAi Therapeutics for PNT2258, an anti-Bcl-2 cancer drug which completed Phase 1 clinical testing in 2012.  PNT2258 targets Bcl-2-driven tumors such as diffuse large B-cell lymphoma, follicular lymphoma and chronic lymphocytic leukemia.  ProNAi Therapeutics reported statistically significant, dose-dependent, and specific knockdown of the Bcl-2 gene with suppression of protein levels up to 60 percent.  Patients received the drug for extended periods of time without having material side effects as seen with other anti-Bcl-2 drugs or nucleic acid cancer drugs in development.

“We are pleased to see that the USPTO continues to recognize the novelty of our proprietary technologies for the delivery of nucleic acid-based therapeutics,” stated Mr. French.  “These are important extensions of our patent estate and provide us further opportunity to pursue a full-scale, structure-based development program for oligonucleotide therapeutic candidates.  Specifically, we can pursue any number of amphoteric head-groups linked to an amphiphilic structure to create novel delivery formulations.  In addition, we can utilize a number of peptide-based technologies to deliver large oligonucleotide cargoes such as messenger RNA as well as to develop formulations for subcutaneous injection.  These patents continue to support our broad drug discovery engine for the development of both single and double-stranded nucleic acid-based therapeutics.”

Marina Biotech also announced that the Company has amended and extended the Company’s secured loan such that, among other things, the maturity date of the secured loan was extended to March 31, 2014.

“We are encouraged by the growing interest in our nucleic acid-based drug discovery platform and stand-alone technologies; as well as the continued advancement of our intellectual property estate,” continued Mr. French.  “The Arcturus deal along with the extension of our secured note provides us additional runway to pursue both collaboration transactions and financing opportunities in order to fund our operations and advance our clinical and preclinical programs.  To the extent that sufficient funding, either through a partnership or a financing, becomes available we anticipate securing an appropriate facility, in Cambridge, MA, to support our R&D and collaboration efforts.  We have, for some time, looked at the opportunities in Cambridge and feel that it is the most appropriate location to establish our R&D operations due to the availability of scientific talent, close proximity to potential pharma partners and ready access to institutional investors.  We hope to secure funding to reestablish our operations in the Cambridge area by the end of 2013.  In addition, given sufficient funding, we would restart our Phase 1b/2a clinical program in Familial Adenomatous Polyposis in the first quarter of 2014.  While there are still hurdles on our path forward, our team remains focused and dedicated to our stakeholders and to the development of unique nucleic acid-based therapeutics for the treatment of human disease.”

About Unlocked Nucleobase Analogs

Unlocked Nucleobase Analogs (UNA) are acyclic ribonucleoside analogs in which the bond between C2’ and C3’ atoms is broken. This change in sugar structure renders this nucleoside analog very flexible. This characteristic is in sharp contrast to the widely used locked nucleosides that lock the sugar conformation by a bridged bond between C2’ and C4’ atoms. The flexible nature of UNA reduces the binding affinity between two strands of an RNAi drug and gives unique characteristics to its gene silencing abilities. Marina Biotech has demonstrated that UNA has the potential to improve RNAi therapeutics by increasing stability and reducing sense and antisense mediated off-target effects while retaining potency.

About Arcturus Therapeutics, Inc.

Founded in 2013 and based in San Diego, California, Arcturus Therapeutics is poised to become an industry leader in the application of RNAi technologies for the treatment of disease and improved quality of life. The company’s aim is to develop breakthrough technology and novel therapeutics for rare diseases for which there is no adequate treatment. Backed by a management team with extensive experience in the discovery and development of therapeutic modalities, Arcturus is on the forefront of research and development of nanoparticle siRNA drug delivery systems.

About Amphoteric Liposomes

Amphoteric liposomes define a novel class of liposomes, which are pH dependent charge-transitioning particles that provide for the delivery of a nucleic acid payload (e.g., siRNA, microRNA, antisense, decoy, etc.) to cells either by local or systemic administration.  Amphoteric liposomes are designed to release their nucleic acid payload within the target cell where the nucleic acid can then engage a number of biological pathways, including the RNA interference pathway, and thereby exert a therapeutic effect.  Currently, Marina Biotech amphoteric liposomal delivery technology includes non-DiLA2 based amphoteric liposomes (or SMARTICLES®) and DiLA2 based amphoteric liposomes.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company focused on the development and commercialization of oligonucleotide-based therapeutics utilizing multiple mechanisms of action including RNA interference (RNAi) and messenger RNA translational blocking. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs -- in bladder cancer and myotonic dystrophy. Marina Biotech has entered into an agreement with both Mirna Therapeutics and ProNAi Therapeutics to license Marina Biotech’s SMARTICLES® technology for the delivery of microRNA mimics and DNAi, respectively. Marina Biotech's goal is to improve human health through the development of RNAi- and oligonucleotide-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding in the near term; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech's most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

Contact:
Philip Ranker
Chief Financial Officer
(425) 892-4322
admin@marinabio.com

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